Exhibit 10.1

AGREEMENT

by and between

COMMUNITY BANKS, INC.

and

PENNROCK FINANCIAL SERVICES CORP.

(i)

(ii)

TABLE OF CONTENTS

(Cont’d)

(iii)

EXHIBITS:

Exhibit 1	-	Form of Letter Agreement
Exhibit 1.03	-	Form of Bank Plan of Merger

SCHEDULES:

PRFS Schedule 3.01(d)	-	Subsidiaries
PRFS Schedule 3.02(b)	-	Equity Interests
PRFS Schedule 3.03(b)	-	Interests in Properties
PRFS Schedule 3.04	-	Third Party Consents
PRFS Schedule 3.05(b)	-	Liabilities and Obligations
PRFS Schedule 3.08(a)	-	Employment Agreements and Material Contracts
PRFS Schedule 3.09(a)	-	Title to Properties
PRFS Schedule 3.10	-	Legal Proceedings
PRFS Schedule 3.11(c)	-	Regulatory Investigations
PRFS Schedule 3.11(d)	-	Regulatory Agreements
PRFS Schedule 3.11(f)	-	Unresolved Matters re: Regulatory Agreements
PRFS Schedule 3.12(a)	-	ERISA
PRFS Schedule 3.12(f)	-	Services Performed under ERISA
PRFS Schedule 3.14(a)	-	Environmental Matters
PRFS Schedule 3.19	-	Related Party Transactions
PRFS Schedule 5.01(c)	-	Accelerated Payments
PRFS Schedule 5.01(e)	-	New Branch Offices
PRFS Schedule 5.01(p)	-	Expenditures

CMTY Schedule 4.01(d)	-	Subsidiaries
CMTY Schedule 4.08	-	Contracts
CMTY Schedule 4.09	-	Titles to Properties
CMTY Schedule 4.11	-	Legal Proceedings
CMTY Schedule 4.13	-	ERISA
CMTY Schedule 4.15	-	Environmental Matters and Real Estate
CMTY Schedule 4.21	-	Related Party Transactions

(iv)

AGREEMENT

THIS AGREEMENT, dated as of November 16, 2004 (“Agreement”), is made by and between COMMUNITY BANKS, INC., a Pennsylvania corporation (“CMTY”), and PENNROCK FINANCIAL SERVICES CORP., a Pennsylvania corporation (“PRFS”).

BACKGROUND

A. CMTY owns directly all of the outstanding capital stock of Community Banks, a bank and trust company chartered by the Commonwealth of Pennsylvania (“Community Banks”).

B. PRFS owns directly all of the outstanding capital stock of Blue Ball National Bank, a national banking association (“Blue Ball”).

C. CMTY and PRFS desire for PRFS to merge with and into CMTY, with CMTY surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement. Promptly thereafter, CMTY desires to merge Blue Ball with and into Community Banks, with Community Banks surviving such merger as a wholly-owned subsidiary of CMTY, in accordance with the applicable laws of the United States and the Commonwealth of Pennsylvania and the terms of this Agreement.

D. As a condition and inducement to CMTY to enter into this Agreement, the directors of PRFS are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the “Letter Agreement”).

E. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

F. CMTY and PRFS desire to provide the terms and conditions governing the transactions contemplated herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound do hereby agree as follows:

ARTICLE I-

GENERAL

1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.05 of this Agreement.

“Acquisition Transaction” shall mean one of the following transactions with a party other than CMTY or an affiliate of CMTY: (i) a merger or consolidation, or any similar transaction, involving PRFS or Blue Ball, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of PRFS or Blue Ball or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 24.9% or more of any class or series of equity securities of PRFS or Blue Ball.

“Acquisition Transaction Notice” has the meaning given to that term in Section 7.01(e) of this Agreement.

“Adjusted PRFS Option” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Affiliate” means, with respect to any corporation, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

“Agreement” means this Agreement, including any amendment or supplement hereto.

“Application” means an application for regulatory approval which is required by the Contemplated Transactions.

“Articles Amendment” means the amendment of the CMTY Articles of Incorporation to increase the number of authorized shares of common stock that may be issued by CMTY to 50,000,000 shares.

“Articles of Merger” mean the articles of merger to be executed by CMTY and PRFS and to be filed in the PDS in accordance with the applicable laws of the Commonwealth of Pennsylvania.

“Bank Merger” means the merger of Blue Ball with and into Community Banks, with Community Banks surviving such merger, contemplated by Section 1.03 of this Agreement.

“Bank Plan of Merger” has the meaning given to that term in Section 1.03 of this Agreement.

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Blue Ball” means the Blue Ball National Bank, a national banking association, all the outstanding capital stock of which is owned by PRFS.

“Blue Ball Designees” has the meaning given to that term in Section 1.02(e)(iii) of this Agreement.

“Blue Ball Division” has the meaning given to that term in Section 5.07(c)(iv)(A) of this Agreement.

“Blue Ball Qualified Plans” has the meaning given to that term in Section 5.07(c)(ii)(C) of this Agreement.

“Break-Up Fee” has the meaning given to that term in Section 8.01(d) of this Agreement.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which Community Banks is authorized or obligated by law or executive order to close.

“Cash Consideration” has the meaning given to that term in Section 2.04 of this Agreement.

“CERCLA” has the meaning given to that term in Section 3.14(b) of this Agreement.

“Closing” has the meaning given to that term in Section 1.02(a) of this Agreement.

“Closing Date” means the date mutually agreed to by the parties as soon as practicable after the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived.

“CMTY” means Community Banks, Inc., a Pennsylvania corporation.

“CMTY Benefit Plans” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Certificate” has the meaning given to that term in Section 2.07(c) of this Agreement.

“CMTY Common Stock” means the shares of common stock of CMTY, with such par value as is set forth in CMTY’s Articles of Incorporation.

“CMTY Disclosure Schedules” means, collectively, the disclosure schedules delivered by CMTY to PRFS at or prior to the execution and delivery of this Agreement.

“CMTY ERISA Affiliate” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Financials” means (a) the audited consolidated financial statements of CMTY as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, including the notes thereto and (b) the unaudited interim consolidated financial statements of CMTY for each calendar quarter after December 31, 2003.

“CMTY Market Value” means, as of any date, the average of the closing sales price of a share of CMTY Common Stock, as reported on Nasdaq, for the ten (10) consecutive trading days ending on the trading day preceding the date as of which the CMTY Market Value is determined.

“CMTY Ratio” has the meaning given to that term in Section 7.01(f)(ii)(A) of this Agreement.

“CMTY Shareholders Meeting” means the meeting of the holders of CMTY Common Stock concerning the Merger pursuant to the Joint Prospectus/Proxy Statement.

“CMTY Subsidiary” means each direct and indirect Subsidiary of CMTY and Community Banks.

“Common Stock Consideration” has the meaning given to that term in Section 2.02 of this Agreement.

“Comparable Employment” has the meaning given to that term in Section 5.07(c)(i)(A) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated October 18, 2004, between CMTY and PRFS.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the merger of PRFS with and into CMTY, with CMTY surviving such merger; (b) the merger of Blue Ball with and into Community Banks, with Community Banks surviving such merger as a wholly-owned subsidiary of CMTY; (c) the performance by CMTY and PRFS of their respective covenants and obligations under this Agreement; and (d) the performance by Community Banks and Blue Ball of their respective covenants and obligations under the Bank Plan of Merger.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“D&O Insurance” has the meaning given to that term in Section 5.07(c)(v)(C)(1) of this Agreement.

“Determination Date” has the meaning given to that term in Section 7.01(f) of this Agreement.

“Effective Date” means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

“EIC Plan” has the meaning given to that term in Section 5.01(d)(iii) of this Agreement.

“Eligible PRFS Employee” has the meaning given to that term in Section 5.07(c)(i)(C) of this Agreement.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the agent designated by CMTY (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting exchange procedure described in Section 2.07.

“Exchange Fund” has the meaning given to that term in Section 2.07(a) of this Agreement.

“Exchange Ratio” means the exchange ratio set forth in Section 2.02.

“Executives” has the meaning given to that term in Section 5.01(d)(3).

“Expenses” has the meaning given to that term in Section 8.01(b) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“FRB” means the Board of Governors of the Federal Reserve System.

“Full Term” has the meaning given to that term in Section 1.02(e)(i) of this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“Griffin” has the meaning given to that term in Section 3.13 of this Agreement.

“Indemnified Party” has the meaning given to that term in Section 5.07(c)(v)(A) of this Agreement.

“Index Price” has the meaning given to that term in Section 7.01(f) of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Joint Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of CMTY Common Stock and PRFS Common Stock in connection with the Contemplated Transactions.

“Knowledge of CMTY” means the actual knowledge of CMTY’s executive officers and directors.

“Knowledge of PRFS” means the actual knowledge of PRFS’s executive officers and directors.

“Letter Agreement” has the meaning given to that term in the Background Section of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of PRFS on a consolidated basis (when such term is used in Article III hereof) or CMTY on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective assets and liabilities of CMTY or PRFS resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses (including reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Contemplated Transactions) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by PRFS pursuant to Section 5.07 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, or (b) the ability of a party to consummate the Contemplated Transactions.

“Material Contract” means a material contract as described in 17 C.F.R. §229.601(b)(10).

“Maximum Amount” has the meaning given to that term in Section 5.07(c)(v)(C) of this Agreement.

“Merger” means the merger of PRFS with and into CMTY, contemplated by this Agreement.

“Merger Consideration” means Cash Consideration and Common Stock Consideration.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the National Market tier of The Nasdaq Stock Market operated by the NASD.

“OCC” means the Office of the Comptroller of the Currency.

“PDB” means the Department of Banking of the Commonwealth of Pennsylvania.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“Peer Group” has the meaning given to that term in Section 7.01(f) of this Agreement.

“PRFS” means PennRock Financial Services Corp., a Pennsylvania corporation.

“PRFS Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“PRFS Certificate” has the meaning given to that term in Section 2.07(b) of this Agreement.

“PRFS Common Stock” has the meaning given to that term in Section 3.02(a) of this Agreement.

“PRFS Disclosure Schedules” means, collectively, the disclosure schedules delivered by PRFS to CMTY at or prior to the execution and delivery of this Agreement.

“PRFS ERISA Affiliate” has the meaning given to that term in Section 3.12(a) of this Agreement.

“PRFS Financials” means (a) the audited consolidated financial statements of PRFS as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, including the notes thereto, and (b) the unaudited interim consolidated financial statements of PRFS for each calendar quarter after December 31, 2003.

“PRFS Nominees” has the meaning given to that term in Section 1.02(e)(i) of this Agreement.

“PRFS Option” has the meaning given to that term in Section 2.06(a) of this Agreement.

“PRFS Option Plans” means the Omnibus Stock Plan of 1992, the Stock Incentive Plan of 2002 and the Blue Ball National Bank Employee Stock Purchase Plan maintained by PRFS.

“PRFS Shareholders Meeting” has the meaning given to that term in Section 5.07(a)(i) of this Agreement.

“PRFS Subsidiary” means each direct and indirect Subsidiary of PRFS and of Blue Ball.

“Prior Acts” has the meaning given to that term in Section 5.07(c)(v)(A) of this Agreement.

“Quarterly Per Share Dividend Amount” has the meaning given to that term in Section 5.01(b)(ii) of this Agreement.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the CMTY Common Stock to be issued in connection with the Contemplated Transactions.

“Regulatory Agreement” has the meaning given to that term in Sections 3.11(d)(iv) and 4.12(d)(iv) of this Agreement.

“Regulatory Authority” means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the FRB, the OCC, the FDIC, the NASD, and the respective staffs thereof.

“Required Meeting Notice” has the meaning given to that term in Section 7.01(e) of this Agreement.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

“Rights Agreement” means the rights agreement dated February 28, 2002, between CMTY and Community Banks, as rights agent.

“Sandler” has the meaning given to that term in Section 4.14 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed with the SEC under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Significant Subsidiary” has the meaning given to that term in 17 C.F.R. §210.1-02(w).

“Subsidiary” means any corporation or limited liability company, 25% or more of the capital stock or membership interests of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

“Starting Date” has the meaning given to that term in Section 7.01(f) of this Agreement.

“Termination Fee” has the meaning given to that term in Section 8.01(c) of this Agreement.

“Well Capitalized” has the meaning given to that term in Section 4.28 of this Agreement.

1.02 The Merger.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, CMTY and PRFS shall cause the Articles of Merger to be duly executed and filed with the PDS.

(b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i) PRFS shall merge with and into CMTY;

(ii) the separate existence of PRFS shall cease;

(iii) CMTY shall be the surviving corporation in the Merger; and

(iv) all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of PRFS shall be taken and deemed to be transferred to and vested in CMTY, as the surviving corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the United States of America.

(c) Change to Structure of Merger. The parties may at any time change the method of effecting the combination (including by providing for the merger of PRFS and a wholly owned subsidiary of CMTY) if and to the extent requested by either party and consented to by the other party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the Tax treatment of PRFS’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.

(d) CMTY’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of CMTY, as amended in accordance with the Articles Amendment and as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of CMTY, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(e) Board of Directors and Officers of CMTY and Community Banks.

(i) On and after the Effective Date, (A) nine (9) directors of CMTY duly elected and holding office immediately prior to the Effective Date, and (B) six (6) persons (the

“PRFS Nominees”) selected by the PRFS Board of Directors and approved by CMTY (which approval shall not be unreasonably withheld) in accordance with applicable Securities Laws and policies and procedures of the Nominating Committee of the CMTY Board of Directors shall be the directors of CMTY, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of CMTY. Provided that a PRFS Nominee continues to satisfy the nomination criteria of the Nominating Committee of the CMTY Board of Directors at the time such director’s initial term is set to expire, the CMTY Board of Directors shall re-nominate and recommend the election of such PRFS Nominee for election by the CMTY shareholders to at least one full four (4) year term (the “Full Term”) following the expiration of such director’s initial term of office. CMTY approves Melvin Pankuch as one of the PRFS Nominees and agrees to appoint Mr. Pankuch to serve as the vice-chairman of the CMTY Board promptly following the Effective Date (but in no event more than two (2) Business Days thereafter).

(ii) On and after the Effective Date, the (A) officers of CMTY duly appointed and holding office immediately prior to the Effective Date and (B) such officers of PRFS as are offered and accept positions of employment with CMTY shall be the officers of CMTY, as the surviving corporation in the Merger, each to hold office until his or her successor is appointed and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of CMTY.

(iii) On the effective date of the Bank Merger, the Board of Directors of Community Banks, as the surviving institution in the Bank Merger, shall consist of (A) those persons holding such office immediately prior to such effective date, and (B) the members of the Blue Ball Board of Directors immediately before the Effective Date (other than the PRFS Nominees appointed to the CMTY Board of Directors) (the “Blue Ball Designees”). CMTY shall cause each of the Blue Ball Designees to be appointed as a director of Community Banks effective as of the effective date of the Bank Merger to hold office until the first annual reorganization meeting of the Board of Directors of Community Banks after the effective date of the Bank Merger. CMTY agrees to cause each Blue Ball Designee who wishes to continue to serve to be renominated as a director of Community Banks for election at the 2006 and 2007 annual reorganization meetings of the Board of Directors of Community Banks, and agrees to vote its shares of Community Banks capital stock in favor of such election at such meetings. Notwithstanding the foregoing, each Blue Ball Designee must satisfy all Community Banks policies and procedures applicable to Community Banks directors, including its mandatory retirement policy.

(iv) On the effective date of the Bank Merger, the officers of Community Banks, as the surviving institution in the Bank Merger, shall consist of (A) the officers of Community Banks duly elected and holding office immediately prior to such effective date and (B) such officers of Blue Ball as are offered and accept positions of employment as officers of Community Banks.

1.03 Bank Merger. CMTY and PRFS shall each use their best efforts to cause Blue Ball to merge with and into Community Banks, with Community Banks surviving such merger (the “Bank Merger”) on, or as soon as practicable after, the Effective Date. Concurrently with the execution and delivery of this Agreement, CMTY shall cause Community Banks to execute and deliver, and PRFS shall cause Blue Ball to execute and deliver, the Bank Plan of Merger, a form of which is attached hereto as Exhibit 1.03 (the “Bank Plan of Merger”). The Bank Merger shall not be effected prior to the Effective Date.

ARTICLE II-

CONSIDERATION; EXCHANGE PROCEDURES

2.01 CMTY Common Stock.

(a) Outstanding Shares. Each share of CMTY Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of CMTY Common Stock.

(b) Treasury Stock. Each share of CMTY Common Stock issued and held in the treasury of CMTY immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of CMTY.

2.02 PRFS Common Stock. Subject to Sections 2.03 and 2.04 below with respect to treasury stock and fractional shares of PRFS Common Stock, each share of PRFS Common

Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive one and four-tenths (1.40) fully paid and nonassessable shares of CMTY Common Stock (the “Exchange Ratio”), including the associated rights to purchase securities pursuant to the Rights Agreement (the “Common Stock Consideration”).

2.03 Cancellation of Certain Common Stock. Each share of PRFS Common Stock which is owned by CMTY, PRFS or any of their Subsidiaries on the Effective Date (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

2.04 Fractional Shares. No fractional shares of CMTY Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of PRFS Common Stock who would otherwise be entitled to receive a fraction of a share of CMTY Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of CMTY Common Stock on the Effective Date (“Cash Consideration”).

2.05 [INTENTIONALLY OMITTED]

2.06 Stock Options.

(a) At the Effective Date, each option to purchase shares of PRFS Common Stock (each, a “PRFS Option”) that (i) is outstanding at the Effective Date and (ii) has been granted pursuant to the PRFS Option Plans, shall become fully vested and exercisable and cease to represent a right to acquire shares of PRFS Common Stock and shall be converted automatically into an option to acquire shares of CMTY Common Stock on the terms set forth below (each PRFS Option, as substituted, an “Adjusted PRFS Option”).

(b) An Adjusted PRFS Option shall be a stock option to acquire shares of CMTY Common Stock (including the associated rights to purchase securities pursuant to the Rights Agreement) with the following terms: (i) the number of shares of CMTY Common Stock, which may be acquired pursuant to the Adjusted PRFS Option, shall be equal to the product of the number of shares of PRFS Common Stock covered by the corresponding PRFS Option multiplied by the Exchange Ratio, provided that any fractional share of CMTY Common Stock resulting from the multiplication shall be rounded down to the nearest whole share; (ii) the exercise price per share of CMTY Common Stock issuable upon exercise of the Adjusted PRFS Option shall be equal to the exercise price of the corresponding PRFS Option immediately prior to its conversion to an Adjusted PRFS Option, divided by the Exchange Ratio, provided that the exercise price shall be rounded down to the nearest whole cent; (iii) the duration and other terms of the Adjusted PRFS Option shall be identical to the duration and other terms of the corresponding PRFS Option immediately prior to its conversion to an Adjusted PRFS Option, except that all references to PRFS shall be deemed to be references to CMTY and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding PRFS Option; (iv) CMTY shall assume the PRFS Option, as contemplated by the IRC; and (v) to the extent PRFS Options qualify as incentive stock options under IRC Section 424, the Adjusted PRFS Options exchanged therefor shall also so qualify.

(c) No later than the Effective Date, CMTY shall file a registration statement on Form S-8 (or any other successor or appropriate form) with respect to the shares of CMTY Common Stock (and the associated rights to purchase securities pursuant to the Rights Agreement) subject to the Adjusted PRFS Options, and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

(d) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days after the Effective Date, CMTY shall deliver to the holders of Adjusted PRFS Options appropriate notices setting forth the effect of the adjustments described in Section 2.06(b), above.

(e) With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, CMTY shall administer the PRFS Option Plan in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.07 Surrender and Exchange of PRFS Stock Certificates.

(a) Exchange Fund. On or prior to the Effective Date, CMTY shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of PRFS Common Stock, sufficient cash and certificates representing shares of CMTY Common Stock to make all payments and deliveries to shareholders of PRFS pursuant to this Article II. Any cash and certificates for CMTY Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), CMTY shall cause the Exchange Agent to mail to each record holder of PRFS Common Stock immediately prior to the Effective Date a letter of transmittal which shall specify that delivery of the certificates for shares of PRFS Common Stock (each, a “PRFS Certificate”) shall be effected, and risk of loss and title to the PRFS Certificates shall pass, only upon delivery of the PRFS Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as CMTY may reasonably specify and instructions for effecting the surrender of such PRFS Certificates in exchange for the Merger Consideration, as the case may be. Upon surrender of a PRFS Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such PRFS Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of CMTY Common Stock that such holder has the right to receive pursuant to this Article II and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.07.

(c) Each certificate for shares of CMTY Common Stock (each, a “CMTY Certificate”) issued in exchange for PRFS Certificates pursuant to this Section 2.07 shall be dated the Effective Date and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of CMTY Common Stock from the Effective Date. Until surrendered, each PRFS Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(d) If a PRFS Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of CMTY Common Stock, CMTY shall pay to the holder of such PRFS Certificate cash in an amount equal to dividends payable on the shares of CMTY Common Stock issued in exchange therefor and pay or deliver any other distribution to which such shareholder is entitled. Upon surrender of certificates for shares of PRFS Common Stock in exchange for certificates for CMTY Common Stock, CMTY also shall pay any dividends to which such holder of PRFS Common Stock may be entitled as a result of the declaration of a dividend on the PRFS Common Stock by PRFS in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.07(d) upon surrender of PRFS Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of PRFS Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as PRFS Certificates are surrendered to CMTY for exchange, CMTY shall have the right to withhold dividends or any other distributions on the shares of CMTY Common Stock issuable to such shareholder.

(e) Upon the Effective Date, the stock transfer books for PRFS Common Stock will be closed and no further transfers of PRFS Common Stock will thereafter be made or recognized. All PRFS Certificates surrendered pursuant to this Section 2.07 will be cancelled.

(f) If there is a transfer of ownership of PRFS Common Stock which is not registered in the transfer records of PRFS, one or more CMTY Certificates evidencing, in the aggregate, the proper number of shares of CMTY Common Stock, a check in the proper amount of cash in lieu of any fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(d), as applicable and appropriate, may be issued with respect to such PRFS Common Stock to such a transferee if the PRFS Certificate representing such shares of PRFS Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g) If any PRFS Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed PRFS Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.07 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such PRFS Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed PRFS Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against PRFS, CMTY or the Exchange Agent or any other party with respect to the PRFS Certificate alleged to have been lost, stolen or destroyed.

2.08 Anti-Dilution Provisions. If CMTY shall, at any time before the Effective Date:

(a) declare a dividend in shares of CMTY Common Stock with a record date on or prior to the Closing Date;

(b) combine the outstanding shares of CMTY Common Stock into a smaller number of shares;

(c) resolve to effect a split or subdivide the outstanding shares of CMTY Common Stock with a record date on or prior to the Closing Date; or

(d) reclassify the shares of CMTY Common Stock; then, in any such event, the number of shares of CMTY Common Stock to be delivered to PRFS shareholders who are entitled to receive shares of CMTY Common Stock in exchange for shares of PRFS Common Stock shall be adjusted so that each PRFS shareholder shall be entitled to receive such number of shares of CMTY Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if CMTY declares a stock dividend of 5% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be correspondingly adjusted from 1.40 to 1.47). In addition, in the event that, prior to the Effective Date, CMTY enters into an agreement pursuant to which shares of CMTY Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each PRFS shareholder entitled to receive shares of CMTY Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE III-

REPRESENTATIONS AND WARRANTIES OF PRFS

PRFS hereby represents and warrants, on the date hereof and on the Closing Date, to CMTY that:

3.01 Organization.

(a) PRFS is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PRFS is a bank holding company, duly registered under the BHC Act, and has made a valid financial holding company election. PRFS has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. PRFS is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b) Blue Ball is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Blue Ball has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Blue Ball is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Blue Ball are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) PRFS has no direct or indirect Subsidiaries other than Blue Ball and those identified in PRFS Disclosure Schedule 3.01(d).

(e) The respective minute books of PRFS and each PRFS Subsidiary accurately reflect all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of PRFS and each PRFS Subsidiary.

(f) PRFS has delivered or made available to CMTY true and correct copies of the articles of incorporation and bylaws of PRFS and Blue Ball, and the articles of incorporation and bylaws of each other PRFS Subsidiary, each as in effect on the date hereof.

(g) Each PRFS Subsidiary is (i) duly organized, validly existing and in good standing under the laws of either the United States of America or of the Subsidiary’s state of organization, (ii) has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, (iii) is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

3.02 Capitalization.

(a) The authorized capital stock of PRFS consists of 20,000,000 shares of common stock, par value $2.50 per share (“PRFS Common Stock”), of which at the date hereof 7,640,515 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 78,028 are held as treasury shares. PRFS has not issued, nor is PRFS bound by, any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of PRFS Common Stock or any other security of PRFS or any securities representing the right to vote, purchase or otherwise receive any shares of PRFS Common Stock or any other security of PRFS, except (i) for PRFS Options for 303,475 shares of PRFS Common Stock issued and outstanding under the PRFS Stock Option Plans and (ii) pursuant to PRFS’s Dividend Reinvestment Plan.

(b) PRFS owns, directly or indirectly, all of the capital stock of Blue Ball and the other PRFS Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Bank Plan of Merger, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Blue Ball or any other PRFS Subsidiary. Except for the PRFS Subsidiaries, PRFS does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolio of 1906 Founders, Inc. and other PRFS Subsidiaries, equity interests held in connection with Blue Ball’s commercial loan activities, equity interests held by PRFS or PRFS’s Subsidiaries in a fiduciary capacity, and as set forth in PRFS Disclosure Schedule 3.02(b).

(c) To the Knowledge of PRFS, except as may be disclosed in any subsequent Schedule 13D or 13G filed with the SEC, no person or group is the beneficial owner of 5% or more of the outstanding shares of PRFS Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03 Authority; No Violation.

(a) PRFS has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by PRFS and the consummation by PRFS of the Contemplated Transactions have been duly and validly approved by the Board of Directors of PRFS and, except for approval by the shareholders of PRFS as required by the BCL, no other corporate proceedings on the part of PRFS are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by PRFS and, subject to approval by the shareholders of PRFS and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of PRFS, enforceable against PRFS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Subject to (i) receipt of approval from the shareholders of PRFS, (ii) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and (iii) PRFS’s and CMTY’s compliance with any conditions contained therein, the execution and delivery of this Agreement by PRFS, the consummation of the Merger, and compliance by PRFS or any PRFS Subsidiary with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of PRFS or any PRFS Subsidiary;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to PRFS or any PRFS Subsidiary or any of their respective properties or assets; or

(C) except as described in PRFS Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PRFS or any PRFS Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which PRFS or any PRFS Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.04 Consents. Except as described in Section 4.04 of this Agreement, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except as described in PRFS Disclosure Schedule 3.04 or where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be ) necessary in connection with the execution and delivery of this Agreement by PRFS or the Bank Plan of Merger by Blue Ball or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of PRFS as required under the BCL, the consummation by PRFS or Blue Ball of the Contemplated Transactions. Shareholders of PRFS are not entitled to exercise dissenters’ rights in connection with the Contemplated Transactions under applicable law.

3.05 Financial Statements.

(a) PRFS has filed the PRFS Financials with the SEC, except those pertaining to quarterly periods commencing after September 30, 2004, which it will file on before the applicable deadline. The filed PRFS Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of PRFS as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b) To the Knowledge of PRFS and except as set forth in PRFS Disclosure Schedule 3.05(b), PRFS did not, as of September 30, 2004, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the PRFS Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06 No Material Adverse Change. Neither PRFS nor any PRFS Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since September 30, 2004, which change has had a Material Adverse Effect.

3.07 Taxes.

(a) PRFS and the PRFS Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which PRFS is a common parent. PRFS has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, PRFS and the PRFS Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from PRFS or any PRFS Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to PRFS or any PRFS Subsidiary.

(c) To the Knowledge of PRFS, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon PRFS or any PRFS Subsidiary, nor has PRFS or any PRFS Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d) Proper and accurate amounts have been withheld by PRFS and each PRFS Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

3.08 Contracts.

(a) Except as described in PRFS Disclosure Schedule 3.08(a) or PRFS Disclosure Schedule 3.12(a) or in documents listed as exhibits to PRFS’s Securities Documents, neither PRFS nor any PRFS Subsidiary is a party to or subject to:

(i) any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii) any collective bargaining agreement with any labor union relating to employees;

(iv) any agreement which by its terms limits the payment of dividends by PRFS or any PRFS Subsidiary;

(v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PRFS or any PRFS Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and treasury tax and loan accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Blue Ball, including FHLB advances and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) any lease for real property;

(ix) any contract or arrangement with any broker-dealer or investment adviser;

(x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

(xii) any contract or arrangement for the acquisition of, or any payment in connection with the acquisition of, any equity interest in, or substantially all the assets of, any business organization; or

(xiii) any Material Contract.

(b) (i) All the contracts, plans, arrangements and instruments listed in PRFS Disclosure Schedule 3.08(a) or PRFS Disclosure Schedule 3.12(a) are in full force and effect on the date hereof, and neither PRFS, any PRFS Subsidiary, nor, to the Knowledge of PRFS, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

(ii) Except as otherwise described in PRFS Disclosure Schedule 3.08(a) or PRFS Disclosure Schedule 3.12(a), no plan, employment agreement, termination agreement or similar agreement or arrangement to which PRFS or any PRFS Subsidiary is a party or by which PRFS or any PRFS Subsidiary may be bound:

(A) contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of PRFS or any PRFS Subsidiary; or

(C) requires PRFS or any PRFS Subsidiary to provide a benefit in the form of PRFS Common Stock or determined by reference to the value of PRFS Common Stock.

3.09 Ownership of Property; Insurance Coverage.

(a) PRFS and each PRFS Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by PRFS or such PRFS Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the PRFS Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i) those items that secure liabilities for borrowed money and that are described in PRFS Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii) liens for current taxes not yet due and payable;

(iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

PRFS and each PRFS Subsidiary have the right under leases of material properties used by them in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b) With respect to all agreements pursuant to which PRFS or any PRFS Subsidiary has purchased securities subject to an agreement to resell, if any, PRFS or such PRFS Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c) PRFS and each PRFS Subsidiary maintain insurance in amounts considered by PRFS to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither PRFS nor any PRFS Subsidiary has received notice from any insurance carrier that:

(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d) PRFS and each PRFS Subsidiary maintain such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10 Legal Proceedings. Except as set forth in PRFS Disclosure Schedule 3.10, neither PRFS nor any PRFS Subsidiary is a party to any, and there are no pending or, to the Knowledge of PRFS, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) against PRFS or any PRFS Subsidiary;

(b) to which the assets of PRFS or any PRFS Subsidiary are subject;

(c) challenging the validity or propriety of any of the Contemplated Transactions; or

(d) which could materially adversely affect the ability of PRFS, Blue Ball or any other PRFS Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) of this Section 3.10 which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11 Compliance with Applicable Law and Agreements.

(a) PRFS and each PRFS Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect.

(b) PRFS and each PRFS Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on PRFS Disclosure Schedule 3.11(c), no Regulatory Authority has initiated any proceeding or, to the Knowledge of PRFS, investigation into the business or operations of PRFS or any PRFS Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d) Except as set forth on PRFS Disclosure Schedule 3.11(d), neither PRFS nor any PRFS Subsidiary has received any notification or communication from any Regulatory Authority:

(i) asserting that PRFS or any PRFS Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PRFS or any PRFS Subsidiary;

(iii) requiring or threatening to require PRFS or any PRFS Subsidiary, or indicating that PRFS or any PRFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PRFS or any PRFS Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PRFS or any PRFS Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”).

(e) Neither PRFS nor any PRFS Subsidiary has consented to or entered into any pending Regulatory Agreement.

(f) To the Knowledge of PRFS, except as set forth in PRFS Disclosure Schedule 3.11(f), there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to PRFS or any PRFS Subsidiary would have a Material Adverse Effect.

(g) There is no injunction, order, judgment or decree imposed upon PRFS or any PRFS Subsidiary or the assets of PRFS or any PRFS Subsidiary which has had, or, to the Knowledge of PRFS, would have, a Material Adverse Effect.

(h) Neither PRFS nor any PRFS Subsidiary has breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which any of them is a party or by which any of them may be bound, other than any breach or default that would not have a Material Adverse Effect.

3.12 ERISA.

(a) PRFS has made available or delivered to CMTY true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in PRFS Disclosure Schedule 3.12(a), currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PRFS or any other entity (a “PRFS ERISA Affiliate”) that, together with PRFS, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “PRFS Benefit Plans”), together with:

(i) the most recent actuarial reports (if any) and financial reports relating to those PRFS Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii) the most recent Form 5500 (if any) relating to such PRFS Benefit Plans filed by them, respectively, with the IRS; and

(iii) the most recent IRS determination letters which pertain to any such PRFS Benefit Plans.

(b) Neither PRFS nor any PRFS ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by PRFS or any PRFS ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c) Neither PRFS nor any PRFS ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each PRFS Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e) There is no existing, or, to the Knowledge of PRFS, contemplated, audit of any PRFS Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any PRFS Benefit Plan, or by or on behalf of any individual participant or beneficiary of any PRFS Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of PRFS, is there any basis for such claim.

(f) Except as set forth in PRFS Disclosure Schedule 3.12(f), with respect to any services which PRFS or any PRFS Subsidiary may provide as a record-keeper, consultant, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any PRFS Benefit Plan), to the Knowledge of PRFS, PRFS or the relevant PRFS Subsidiary:

(i) has correctly computed all contributions, payments or other amounts in accordance with the applicable documents of any such plan, program or arrangement;

(ii) has not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) has not breached any duty imposed on PRFS or the relevant PRFS Subsidiary acting as a record-keeper, consultant, administrator, custodian, fiduciary or trustee by ERISA: and

(iv) has not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services; except as previously disclosed to CMTY and except where any such action or inaction would not have a Material Adverse Effect.

3.13 Brokers and Finders. Neither PRFS, any PRFS Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Griffin Financial Group, LLC (“Griffin”).

3.14 Environmental Matters.

(a) Except as set forth in PRFS Disclosure Schedule 3.14(a), to the Knowledge of PRFS, neither PRFS nor any PRFS Subsidiary, nor any property owned or operated by PRFS or any PRFS Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of PRFS, threatened, or any investigation pending, relating to the liability of PRFS or any PRFS Subsidiary with respect to any property owned or operated by PRFS or any PRFS Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b) To the Knowledge of PRFS, no property, now or formerly owned or operated by PRFS or any PRFS Subsidiary or on which PRFS or any PRFS Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against PRFS or any PRFS Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.15 Business of PRFS. Since September 30, 2004, neither PRFS nor any PRFS Subsidiary has, in any material respect:

(a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d);

(b) terminated any material employee benefit plans;

(c) deferred routine maintenance of real property or leased premises;

(d) eliminated a reserve where the liability related to such reserve has remained;

(e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f) had extraordinary reduction or deferral of ordinary or necessary expenses.

3.16 CRA Compliance. PRFS and Blue Ball are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Blue Ball has received a CRA rating of “satisfactory” or better from the OCC. To the Knowledge of PRFS, there is no fact or circumstance or set of facts or circumstances which would cause PRFS or Blue Ball to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.17 Bank Merger.

(a) Blue Ball has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by Blue Ball and the consummation by Blue Ball of the Bank Merger have been (or will be) duly and validly approved by the Board of Directors of Blue Ball and by PRFS as sole shareholder of Blue Ball, and no other corporate proceedings on the part of Blue Ball are necessary to consummate the Bank Merger. Subject to receipt of required approvals of Regulatory Authorities, the Bank Plan of Merger, upon its execution and delivery by Blue Ball concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Blue Ball, enforceable against Blue Ball in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of PRFS, Blue Ball or any Subsidiary of Blue Ball;

(ii) subject to receipt of required Regulatory Approvals, violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to PRFS, Blue Ball, any Subsidiary of Blue Ball or any of their respective properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of PRFS or Blue Ball under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which PRFS or Blue Ball is a party, or by which they or any of their respective properties or assets may be bound or affected; excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

3.18 Information to be Supplied.

(a) The information supplied by PRFS for inclusion in the Registration Statement (including the Joint Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Joint Prospectus/Proxy Statement is mailed to shareholders of CMTY and PRFS, and up to and including the date of the CMTY Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by PRFS for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19 Related Party Transactions.

(a) Except as set forth on PRFS Disclosure Schedule 3.19, or as is disclosed in the footnotes to the PRFS Financials, as of the date hereof, neither PRFS nor any PRFS Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of PRFS or any PRFS Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth in PRFS Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any PRFS Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of PRFS, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20 Loans. To the Knowledge of PRFS, all loans reflected as assets in the PRFS Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

3.21 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the PRFS Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.22 Reorganization. As of the date hereof, PRFS does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. PRFS shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

3.23 Fairness Opinion. PRFS has received a written opinion from Griffin to the effect that, as of the date hereof, the transaction is fair to PRFS from a financial point of view.

3.24 Securities Documents.

(a) PRFS has delivered or made available to CMTY copies of the annual reports to shareholders for the years 2001, 2002 and 2003 that were delivered with its proxy statements for such years.

(b) PRFS’s annual reports on SEC Form 10-K for the years ended December 31, 2003 and 2002, quarterly report on SEC Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, all other reports, registration statements and filings of PRFS filed with the SEC since January 1, 2004 and proxy materials used in connection with its meetings of shareholders held in 2004 and 2003 complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

3.25 Quality of Representations. To the Knowledge of PRFS, no representation made by PRFS in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV-

REPRESENTATIONS AND WARRANTIES OF CMTY

CMTY hereby represents and warrants, on the date hereof and on the Closing Date, to PRFS that:

4.01 Organization.

(a) CMTY is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CMTY is a bank holding company duly registered under the BHC Act and has made a valid financial holding company election. CMTY has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. CMTY is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b) Community Banks is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Community Banks has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Community Banks is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Community Banks are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) CMTY has no direct or indirect Subsidiaries other than those identified in CMTY Disclosure Schedule 4.01(d).

(e) The respective minute books of CMTY and each CMTY Subsidiary accurately reflect all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of CMTY and each CMTY Subsidiary.

(f) CMTY has delivered or made available to PRFS true and correct copies of the respective articles of incorporation, articles of association and bylaws of CMTY and each CMTY Subsidiary, as in effect on the date hereof.

(g) Each CMTY Subsidiary is (i) duly organized, validly existing and in good standing under the laws of either the United States of America or of the Subsidiary’s state of organization, (ii) has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, (iii) is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

4.02 Capitalization.

(a) The authorized capital stock of CMTY consists of (a) 20,000,000 shares of common stock, par value of $5.00 (“CMTY Common Stock”), of which 194,799 shares are validly issued and held by CMTY as treasury stock and 12,226,892 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 500,000 shares of preferred stock, without par value, of which none are issued. CMTY has not issued nor is CMTY bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CMTY Common Stock or any other security of CMTY or any securities representing the right to vote, purchase or otherwise receive any shares of CMTY Common Stock or any other security of CMTY, except (i) for options to acquire shares of CMTY Common Stock issued under CMTY’s various stock option plans, (ii) pursuant to CMTY’s employee stock purchase plan and dividend reinvestment plan, (iii) pursuant to the Rights Agreement and (iv) this Agreement.

(b) CMTY owns, directly or indirectly, all of the capital stock of Community Banks and the capital stock and membership interests of the other CMTY Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Community Banks or any other CMTY Subsidiary. Except for the CMTY Subsidiaries, CMTY does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of CMTY’s Subsidiaries, equity interests held by CMTY or CMTY’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Community Banks.

4.03 Authority; No Violation.

(a) CMTY has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by CMTY and the consummation by CMTY of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted PRFS Options) have been duly and validly approved by the Board of Directors of CMTY by unanimous vote and, except for approval by the shareholders of CMTY as required by Nasdaq and the BCL, no other corporate proceedings on the part of CMTY are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by CMTY and, subject to receipt of approval of the shareholders of CMTY and the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of CMTY, enforceable against CMTY in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Subject to (i) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof, (ii) receipt of the approval of the shareholders of CMTY with respect to the Contemplated Transactions and the Articles Amendment and (iii) CMTY’s and PRFS’s compliance with any conditions contained therein, the execution and delivery of this Agreement by CMTY, the consummation of the Contemplated Transactions, and compliance by CMTY or any CMTY Subsidiary with any of the terms or provisions hereof, do not and will not:

(A) conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of CMTY or any CMTY Subsidiary;

(B) violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CMTY or any CMTY Subsidiary or any of their respective properties or assets; or

(C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CMTY or any CMTY Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CMTY or any CMTY Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.04 Consents.

Except for consents and approvals of, or filings with, the SEC, the FRB, the FDIC, the OCC, the PDB, the PDS, the NASD and state securities authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be) necessary in connection with the execution and delivery of this Agreement by CMTY or the consummation of the Contemplated Transactions. Shareholders of CMTY are not entitled to exercise dissenters’ rights in connection with the Contemplated Transactions under applicable law.

4.05 Financial Statements.

(a) CMTY has filed the CMTY Financials with the SEC, except those pertaining to quarterly periods commencing after September 30, 2004, which it will file on or before the applicable deadline. The filed CMTY Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CMTY as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b) To the Knowledge of CMTY, CMTY did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the CMTY Financials as of September 30, 2004, which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

4.06 No Material Adverse Change. Neither CMTY nor any CMTY Subsidiary has suffered any adverse change in their respective assets, financial condition or results of operations since September 30, 2004 which change has had a Material Adverse Effect.

4.07 Taxes.

(a) CMTY and the CMTY Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which CMTY is the common parent. CMTY has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, CMTY and the CMTY Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CMTY or any CMTY Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CMTY or any CMTY Subsidiary.

(c) To the Knowledge of CMTY, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CMTY or any CMTY Subsidiary, nor has CMTY nor any CMTY Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d) Proper and accurate amounts have been withheld by CMTY and each CMTY Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

4.08 Contracts. Except as described on CMTY Disclosure Schedule 4.08 or in documents listed as exhibits to CMTY’s Securities Documents, neither CMTY nor any CMTY Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by CMTY or any CMTY Subsidiary, (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law or (iii) any agreement which may adversely affect the ability of CMTY or any CMTY Subsidiary to consummate the Contemplated Transactions.

4.09 Ownership of Property; Insurance Coverage.

(a) CMTY and each CMTY Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CMTY or such CMTY Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the CMTY Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i) those items that secure liabilities for borrowed money and that are described in CMTY Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii) liens for current taxes not yet due and payable;

(iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

CMTY and each CMTY Subsidiary have the right under leases of material properties used by CMTY or such CMTY Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b) With respect to all agreements pursuant to which CMTY or any CMTY Subsidiary has purchased securities subject to an agreement to resell, if any, CMTY or such CMTY Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c) CMTY and each CMTY Subsidiary maintain insurance in amounts considered by CMTY to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither CMTY nor any CMTY Subsidiary has received notice from any insurance carrier that:

(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d) CMTY and each CMTY Subsidiary maintain such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10 Financing. At the Effective Date, CMTY will have available cash sufficient to pay the amounts required to be paid to PRFS shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

4.11 Legal Proceedings. Except as set forth in CMTY Disclosure Schedule 4.11, neither CMTY nor any CMTY Subsidiary is a party to any, and there are no pending or, to the Knowledge of CMTY, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a) against CMTY or any CMTY Subsidiary;

(b) to which the assets of CMTY or any CMTY Subsidiary are subject;

(c) challenging the validity or propriety of any of the Contemplated Transactions; or

(d) which could materially adversely affect the ability of CMTY or any other CMTY Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

4.12 Compliance with Applicable Law and Agreements.

(a) CMTY and each CMTY Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

(b) CMTY and each CMTY Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of CMTY, investigation into the businesses or operations of CMTY or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d) Neither CMTY nor any CMTY Subsidiary has received any notification or communication from any Regulatory Authority:

(i) asserting that CMTY or any CMTY Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CMTY or any CMTY Subsidiary;

(iii) requiring or threatening to require CMTY or any CMTY Subsidiary, or indicating that CMTY or any CMTY Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a Regulatory Agreement”); in each case except as heretofore disclosed to PRFS.

(e) Neither CMTY nor any CMTY Subsidiary has received, consented to, or entered into any pending Regulatory Agreement.

(f) To the Knowledge of CMTY, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to CMTY or any CMTY Subsidiary would have a Material Adverse Effect.

(g) There is no injunction, order, judgment or decree imposed upon CMTY or any CMTY Subsidiary or the assets of CMTY or any CMTY Subsidiary which has had, or, to the Knowledge of CMTY, would have, a Material Adverse Effect.

(h) Neither CMTY nor any CMTY Subsidiary has breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which any of them is a party or by which any of them may be bound, other than any breach or default that would not have a Material Adverse Effect.

4.13 ERISA.

(a) CMTY has delivered or made available to PRFS true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in CMTY Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CMTY or any other entity (a “CMTY ERISA Affiliate”) that, together with CMTY, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “CMTY Benefit Plans”), together with:

(i) the most recent actuarial reports (if any) and financial reports relating to those CMTY Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii) the most recent Form 5500 (if any) relating to such CMTY Benefit Plans filed by them, respectively, with the IRS; and

(iii) the most recent IRS determination letters which pertain to any such CMTY Benefit Plans.

(b) Neither CMTY nor any CMTY ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by CMTY or any CMTY ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c) Neither CMTY nor any CMTY ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each CMTY Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e) There is no existing, or, to the Knowledge of CMTY, contemplated, audit of any CMTY Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any CMTY Benefit Plan, or by or on behalf of any individual participant or beneficiary of any CMTY Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of CMTY, is there any basis for such claim.

(f) With respect to any services which CMTY or any CMTY Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any CMTY Benefit Plan), to the Knowledge of CMTY, CMTY or the relevant CMTY Subsidiary:

(i) has correctly computed all contributions, payments or other amounts in accordance with the applicable documents of any such plan, program or arrangement;

(ii) has not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii) has not breached any duty imposed on CMTY or the relevant CMTY Subsidiary acting as a record-keeper, administrator, custodian, fiduciary, or trustee by ERISA: and

(iv) has not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services; except where any such action or inaction would not have a Material Adverse Effect.

4.14 Brokers and Finders. Neither CMTY, any CMTY Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Sandler O’Neill & Partners, L.P. (“Sandler”).

4.15 Environmental Matters.

(a) Except as set forth on CMTY Disclosure Schedule 4.15, to the Knowledge of CMTY, neither CMTY nor any CMTY Subsidiary, nor any property owned or operated by CMTY or any CMTY Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on CMTY Disclosure Schedule 4.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of CMTY, threatened, or any investigation pending, relating to the liability of CMTY or any CMTY Subsidiary with respect to any property owned or operated by CMTY or any CMTY Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b) Except as set forth on CMTY Disclosure Schedule 4.15, to the Knowledge of CMTY, no property, now or formerly owned or operated by CMTY or any CMTY Subsidiary or on which CMTY or any CMTY Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu or foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against CMTY or any CMTY Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

4.16 Business of CMTY. Since September 30, 2004, neither CMTY nor any CMTY Subsidiary has, in any material respect:

(a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

(b) terminated any material employee benefit plan;

(c) deferred routine maintenance of real property or leased premises;

(d) eliminated a reserve where the liability related to such reserve has remained;

(e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f) had extraordinary reduction or deferral of ordinary or necessary expenses.

4.17 CRA Compliance. CMTY and Community Banks are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Community Banks has received a CRA rating of “satisfactory” or better from the FDIC. To the Knowledge of CMTY, there is no fact or circumstance or set of facts or circumstances which would cause Community Banks to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

4.18 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the CMTY Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

4.19 Bank Merger.

(a) Community Banks has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by Community Banks and the consummation by

Community Banks of the Bank Merger have been (or will be) duly and validly approved by the Board of Directors of Community Banks and by CMTY as sole shareholder of Community Banks, and no other corporate proceedings on the part of Community Banks are necessary to consummate the Bank Merger. Subject to receipt of required approvals of Regulatory Authorities, the Bank Plan of Merger, upon its execution and delivery by Community Banks concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Community Banks, enforceable against Community Banks in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

(i) conflict with or result in a breach of any provision of the respective articles of incorporation or association or bylaws of CMTY or Community Banks;

(ii) subject to receipt of required approvals of Regulatory Authorities, violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CMTY or Community Banks or any of their respective properties or assets; or

(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of CMTY or Community Banks under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CMTY or Community Banks is a party, or by which they or any of their respective properties or assets may be bound or affected; excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.20 Information to be Supplied.

(a) The information supplied by CMTY for inclusion in the Registration Statement (including the Joint Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Joint Prospectus/Proxy Statement is mailed to shareholders of CMTY and PRFS, and up to and including the date of the PRFS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by CMTY for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.21 Related Party Transactions.

(a) Except as set forth on CMTY Disclosure Schedule 4.21, or as is disclosed in the footnotes to the CMTY Financials, as of the date hereof, neither CMTY nor any CMTY Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of CMTY or any CMTY Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth in CMTY Disclosure Schedule 4.21, as of the date hereof, no loan or credit accommodation to any Affiliate of CMTY or any CMTY Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of CMTY, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

4.22 Loans. To the Knowledge of CMTY, all loans reflected as assets in the CMTY Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

4.23 Reorganization. As of the date hereof, CMTY does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. CMTY shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

4.24 Fairness Opinion. CMTY has received a written opinion from Sandler to the effect that, as of the date hereof, the consideration to be paid by CMTY pursuant to this Agreement is fair, from a financial point of view, to CMTY and the CMTY Shareholders.

4.25 CMTY Common Stock. The shares of CMTY Common Stock to be issued and delivered to PRFS shareholders in accordance with this Agreement, and the shares of CMTY Common Stock issuable pursuant to the Adjusted PRFS Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of CMTY shall have any pre-emptive right with respect thereto.

4.26 Securities Documents. CMTY has delivered to or made available to PRFS copies of:

(a) the annual reports to shareholders for the years 2001, 2002 and 2003 that were delivered with its proxy statements for such years;

(b) all other reports, registration statements and filings of CMTY filed with the SEC since January 1, 2004; and

(c) CMTY’s proxy materials used in connection with its meetings of shareholders held in 2003 and 2004.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

4.27 Rights Agreement. No event or circumstance has occurred resulting in, and neither the execution nor consummation of this Agreement by CMTY will result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in CMTY Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.28 “Well Capitalized”. CMTY and Community Banks are “well capitalized” within the meaning of the FRB’s and FDIC’s regulations, respectively. CMTY and Community Banks will be “well capitalized” on the Closing Date.

4.29 Quality of Representations. To the Knowledge of CMTY, no representation made by CMTY in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V-

COVENANTS OF THE PARTIES

5.01 Conduct of PRFS’s Business. Through the Closing Date, PRFS shall, and shall cause each PRFS Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of CMTY. PRFS shall, and shall cause each PRFS Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of PRFS or the PRFS Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by CMTY (such consent shall not be unreasonably withheld) or as permitted by this Agreement, PRFS shall not, and shall not permit any PRFS Subsidiary to:

(a) change any provision of its articles of incorporation or of its bylaws;

(b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of PRFS capital stock; except that:

(i) PRFS may issue shares of PRFS Common Stock upon the valid exercise of any PRFS Options issued and outstanding on the date hereof;

(ii) PRFS may declare and pay quarterly cash dividends at a rate of $0.22 per share each quarter until the Closing Date in accordance with past practice (the “Quarterly Per Share Dividend Amount”);

(iii) subject to applicable regulatory restrictions, if any, Blue Ball may pay cash dividends to PRFS sufficient for PRFS to fund any dividend by PRFS permitted hereunder;

(iv) any PRFS Subsidiary may pay dividends to PRFS in the ordinary course of business consistent with past practice;

(v) Nothing set forth in this Agreement shall be construed to permit PRFS shareholders to receive two quarterly dividends either from PRFS or from PRFS and CMTY in any calendar quarter or to deny or prohibit them from receiving one quarterly dividend from PRFS or CMTY in any calendar quarter, and the parties shall cooperate with one another to coordinate quarterly dividend payment dates and record dates in the quarter in which the Closing Date is reasonably anticipated to occur to achieve such results;

(c) grant any severance or termination pay to (except under the agreements identified in PRFS Disclosure Schedule 5.01(c) and other than pursuant to policies or agreements of PRFS or any PRFS Subsidiary in effect on the date hereof) or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person associated with PRFS or any PRFS Subsidiary; notwithstanding anything contained in this Agreement to the contrary, the payment of any severance benefit, termination pay, deferred compensation or other benefit to any officer of PRFS or Blue Ball pursuant to and in accordance with any agreement identified in PRFS Disclosure Schedule 5.01(c) shall not constitute a breach of any representation, warranty or covenant contained in this Agreement and shall be honored by CMTY and be given full force and effect by CMTY on and after the Closing Date;

(d) grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with PRFS or any PRFS Subsidiary, except for:

(i) routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5%) in the aggregate;

(ii) annual bonuses in the ordinary course for 2004, determined consistently with past practice and in accordance with the Bonus Compensation Plan and the Executive Incentive Compensation Plan of PRFS in effect as of the date hereof, to be payable on or before December 31, 2004, to persons designated by PRFS;

(iii) with respect to Melvin Pankuch, Joseph Spada, George Crisp and Michael Peuler (“Executives”), in lieu of the annual bonus under the Executive Incentive Compensation Plan (the “EIC Plan”) which would otherwise be payable to the Executives in 2005 in respect of PRFS’ 2004 financial performance, PRFS shall pay to each Executive who is eligible to participate in the EIC Plan, on or before December 31, 2004, an amount equal to the bonus paid to him under the EIC Plan in 2004 with respect to PRFS’ 2003 financial performance, subject to the advance written approval of CMTY (which approval shall not be unreasonably withheld);

(iv) annual bonuses in the ordinary course for 2005, determined consistently with past practice and in accordance with the Bonus Compensation Plan and the EIC Plan of PRFS in effect as of the date hereof but pro-rated to the Closing Date, to be payable on or immediately prior to the Closing Date, to persons designated by PRFS and approved by CMTY (which approval shall not be unreasonably withheld); and

(e) except as set forth in PRFS Disclosure Schedule 5.01(e), merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(g) take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

(h) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(j) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or except as may otherwise be provided for herein, amend any existing plan or arrangement except as required by law;

(k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(l) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n) take any action that would accelerate any right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, (ii) for the execution of this Agreement or (iii) pursuant to Sections 5.01(c) and 5.01(d)(iii) of this Agreement;

(o) purchase any security for its investment portfolio rated less than “AAA” or higher by either Standard & Poor’s Corporation or higher by Moody’s Investor Services, Inc., except as approved by CMTY (which approval shall not be unreasonably withheld) ;

(p) except as set forth on PRFS Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by PRFS of more than $75,000, or extending beyond twelve (12) months from the date hereof;

(q) take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(r) agree to do any of the foregoing.

5.02 Access; Confidentiality. Through the Closing Date:

(a) Each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither PRFS, CMTY, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c) All information furnished to CMTY or PRFS by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.03 Regulatory Matters. Through the Closing Date:

(a) CMTY and PRFS shall cooperate with one another in the preparation of the Registration Statement (including the Joint Prospectus/Proxy Statement) and all Applications and

the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. CMTY and PRFS shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) PRFS and CMTY shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c) PRFS and CMTY shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, PRFS and CMTY shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

5.04 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.05 No Solicitation. PRFS shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a) initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined herein);

(b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal, unless the failure to do so, in the good faith judgment of the PRFS board of directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of PRFS under the laws of the Commonwealth of Pennsylvania; or

(c) agree to or endorse any Acquisition Proposal, unless the failure to do so, in the good faith judgment of the PRFS board of directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of PRFS under the laws of the Commonwealth of Pennsylvania.

PRFS shall notify CMTY as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication) from a party other than CMTY or an Affiliate of CMTY for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of PRFS or Blue Ball, or any other business combination involving PRFS or Blue Ball; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 24.9% or more of the then outstanding shares of PRFS Common Stock or the then outstanding shares of common stock of Blue Ball.

5.06 Update of Disclosure Schedules. Through the Closing Date, PRFS shall update the PRFS Disclosure Schedules, and CMTY shall update the CMTY Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.07 Other Undertakings by CMTY and PRFS.

(a) Undertakings of PRFS.

(i) Shareholder Approval. PRFS shall submit this Agreement to its shareholders for approval at a meeting (the “PRFS Shareholders Meeting”) with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation could reasonably violate the PRFS Board of Directors’ fiduciary duties) of its Board of Directors to such shareholders to approve this Agreement. The PRFS Shareholders Meeting shall be held not later than 45 days (subject to the effectiveness of the Registration Statement) after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing). In the event PRFS receives an Acquisition Proposal and it has not violated Section 5.05 of this Agreement, nothing set forth in this Agreement shall prohibit PRFS from submitting an Acquisition Proposal to its shareholders for consideration.

(ii) Phase I Environmental Audit. PRFS shall permit CMTY, if CMTY elects to do so, at its own cost and expense, to cause a “Phase I environmental audit” to be performed at any physical location owned or occupied by PRFS or any PRFS Subsidiary; provided that CMTY shall obtain, with the assistance of PRFS, any consents or approvals required by any landlord that leases any such physical location to PRFS or a PRFS Subsidiary.

(iii) Dividend Reinvestment Plan. As soon as legally permissible after the date of this Agreement, PRFS shall suspend the operation of PRFS’s Dividend Reinvestment Plan through the earlier of the Closing Date or the termination of this Agreement.

(b) Undertakings of CMTY and PRFS.

(i) Filings and Approvals. CMTY and PRFS shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A) the Applications;

(B) the Registration Statement (including the Joint Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii) Public Announcements. CMTY and PRFS shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii) Maintenance of Insurance. CMTY and each CMTY Subsidiary, and PRFS and each PRFS Subsidiary, shall maintain insurance in such amounts as CMTY and PRFS, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv) Maintenance of Books and Records. CMTY and each CMTY Subsidiary, and PRFS and each PRFS Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v) Taxes. CMTY and each CMTY Subsidiary, and PRFS and each PRFS Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi) Integration Team. CMTY and PRFS shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of the deposit and information technology operations of Community Banks into Blue Ball’s operations in Blue Ball, Pennsylvania.

(vii) In-House Operations. CMTY and PRFS shall, subject to applicable legal requirements, cooperate with each other in an orderly, cost-effective consolidation of operations.

(viii) Delivery of Financial Statements. CMTY and PRFS shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended October 31, 2004, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(c) Undertakings of CMTY.

(i) Employee Severance Policy.

(A) Subject to CMTY’s usual personnel and qualification policies, CMTY will endeavor to continue the employment of all current non-management employees of PRFS in positions that will contribute to the successful performance of the combined organization. More specifically, CMTY will, after consultation with PRFS, prior to or soon after the Closing Date, inform each PRFS employee of the likelihood of such employee having continued employment with CMTY, Community Banks or any other CMTY Subsidiary following the Closing, and will permit any PRFS employee to apply for any employment position posted as available with CMTY, Community Banks or any other CMTY Subsidiary. If CMTY elects to eliminate a position or does not offer the employee a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location within twenty-five (25) miles of the employee’s then current work location with PRFS (referred to herein as “Comparable Employment”), CMTY will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i).

(B) Subject to the following minimum benefits, CMTY will grant an eligible full-time employee, who was exempt as of the date of this Agreement, two weeks of severance pay (at his then current pay rate) for each year of service with PRFS or any PRFS Subsidiary prior to the employment termination date. The minimum benefit for exempt employees shall be two (2) weeks’ salary, and the maximum severance benefit will be fifty-two (52) weeks’ salary for PRFS exempt employees. CMTY will grant an eligible full-time employee, who was not exempt as of the date of this Agreement, one week of severance pay (at his then current pay rate) for each year of service with PRFS or any PRFS Subsidiary prior to the employment termination date. The minimum benefit for non-exempt employees shall be one (1) week’s salary, and the maximum severance benefit will be twenty-six (26) weeks’ salary for PRFS non-exempt employees.

(C) All employees of PRFS or of any PRFS Subsidiary as of the Closing Date to whom CMTY does not offer Comparable Employment (as defined in Section 5.07(c)(i)(A)) with CMTY (each, an “Eligible PRFS Employee”) will be eligible for severance benefits set forth in this Section 5.07(c)(i), except that no employee of PRFS or of any PRFS Subsidiary who shall receive any payment or benefit pursuant to any “change in control” agreement or similar plan or right shall be an Eligible PRFS Employee.

(D) Each Eligible PRFS Employee will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” within twelve months after the Effective Date.

(E) CMTY shall make outplacement services and job counseling services available to each PRFS employee who becomes eligible to receive severance benefits hereunder, and who was an exempt employee as of the date of this Agreement, on a basis to be mutually agreed upon by PRFS and CMTY prior to the Effective Date.

(F) For purposes of this Section 5.07(c)(i), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, CMTY, any CMTY Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance; or (5) violated CMTY’s Code of Conduct.

(ii) Employee Benefits

(A) As of the Effective Date, each employee of PRFS or of any PRFS Subsidiary who becomes an employee of CMTY or of any CMTY Subsidiary shall be entitled to full credit for each year of service with PRFS or the PRFS Subsidiary for purposes of determining eligibility for participation and vesting and other appropriate benefits, but not benefit accrual, in CMTY’s, or as appropriate, in the CMTY Subsidiary’s, employee benefit plans, programs and policies. CMTY shall use the original date of hire by PRFS or a PRFS Subsidiary in making these determinations.

(B) The employee benefits provided to former employees of PRFS or a PRFS Subsidiary after the Effective Date shall be equivalent in the aggregate to the employee benefits provided by CMTY or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of PRFS or any PRFS Subsidiary shall not contain any waiting period for coverage or exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents. In the event that the parties’ medical or dental welfare benefit plans are merged prior to December 31, 2005, any deductibles, co-payments or other out-of-pocket expenses paid by a participant under any PRFS or PRFS Subsidiary medical or dental welfare benefit plan with respect to the period from January 1, 2005 through the Effective Date shall be credited towards the satisfaction of any like deductible, co-payment or other out-of-pocket expenses under the applicable CMTY or CMTY Subsidiary medical or dental welfare benefit plan.

(C) Blue Ball National Bank Employee’ Profit Sharing Plan and Blue Ball National Bank 401(k) Plan (the “Blue Ball Qualified Plans”). Prior to the Effective Date, PRFS shall amend the Blue Ball Qualified Plans to freeze participation and contributions under such plans. As of the Effective Date, or as soon as practicable thereafter, the Blue Ball Qualified Plans shall be merged into CMTY’s 401(k) plan. Prior to the Effective Date, contributions to the Blue Ball Qualified Plans shall be made consistent with past practices on the regularly scheduled payment dates.

(D) Subject to the other provisions of this Section 5.07(c)(ii) and Section 2.06, after the Effective Date, CMTY may discontinue, amend, convert to, or merge with, an CMTY or CMTY Subsidiary plan any PRFS Benefit Plan, subject to such plan’s provisions and applicable law.

(E) PRFS and CMTY Vacation Time. Each employee of PRFS or a PRFS Subsidiary who remains an employee of PRFS or a PRFS Subsidiary, or CMTY or a CMTY

Subsidiary, as applicable, until or after the Effective Date, shall be entitled to receive a cash payment equal to such employee’s accrued but unused PRFS vacation time (determined as of the Effective Date) and accrued but unused CMTY vacation time (from the Effective Date through the date of termination of employment) upon termination of employment with PRFS or a PRFS Subsidiary, or CMTY or a CMTY Subsidiary, as applicable. Each employee of PRFS or a PRFS Subsidiary who becomes an employee of CMTY or a CMTY Subsidiary shall receive, for purposes of CMTY vacation policy, credit for all service with PRFS or a PRFS Subsidiary credited to each such employee under PRFS’s vacation policy. The cash payment will be made on CMTY’s next available payroll date following termination of employment.

(iii) Election of Community Banks Directors. Upon consummation of the Bank Merger and subject to compliance with all applicable legal requirements, CMTY shall cause Community Banks to elect all those individuals who were members of PRFS’s Board of Directors as of the Closing Date, except for the PRFS Nominees, as directors of Community Banks, effective the effective date of the Bank Merger, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Community Banks.

(iv) Blue Ball Division.

(A) Upon consummation of the Contemplated Transactions, CMTY shall cause Community Banks to establish and operate a separate banking division called the “Blue Ball Bank, a Division of Community Banks” (the “Blue Ball Division”). The Blue Ball Division will consist of all Blue Ball’s branch offices which are in operation on the Effective Date.

(B) All offices and operations of the Blue Ball Division will be branded using the name “Blue Ball Bank, a Division of Community Banks,” in accordance with applicable banking regulations.

(C) CMTY shall cause Community Banks to operate the Blue Ball Division for a period of at least two years after the Effective Date.

(D) CMTY shall cause Community Banks to establish a regional advisory board of directors for the Blue Ball Division, whose members shall be such current Blue Ball and Community Banks directors or advisory directors as are agreed upon by PRFS and CMTY.

(E) Each of the covenants contained in this Section 5.07(c)(iv) shall survive for at least two (2) years after the Effective Date, except any of the covenants contained in this Section 5.07(c)(iv) shall expire if and when CMTY shall be acquired or otherwise sold.

(v) Indemnification, Insurance.

(A) CMTY shall indemnify, defend, and hold harmless the present and former directors, officers, employees and agents of PRFS and the PRFS Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, “Prior Acts”) occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the fullest extent permitted by Pennsylvania law upon receipt of any undertaking required by Pennsylvania law. Without limiting the foregoing, in a case (if any) in which a determination by CMTY is required to effectuate any indemnification, CMTY shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between CMTY and the Indemnified Party.

(B) CMTY shall, and it shall cause Community Banks to, keep in effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties’ right to indemnification.

(C) CMTY shall use its reasonable best efforts (and PRFS shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1) maintain directors’ and officers’ liability insurance (“D&O Insurance”) with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2) obtain coverage for Prior Acts of the Indemnified Parties under the D&O Insurance policies currently maintained by CMTY;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by PRFS, for a period of at least six (6) years from the Effective Date; provided, that CMTY shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to PRFS’s directors and officers, 150% of the annual premium payment, as of the date hereof, under PRFS’s current policy in effect on the date of this Agreement) (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CMTY shall use its reasonable best efforts to maintain the most advantageous policies of D&O Insurance obtainable for a premium equal to the Maximum Amount.

(D) If any claim is made against an Indemnified Party who is covered or potentially covered by insurance, neither Community Banks nor CMTY shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E) If CMTY or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of CMTY shall assume the obligations set forth in this Section 5.07(c)(v).

(F) The provisions of this Section 5.07(c)(v) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G) CMTY shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.07(c)(v).

(vi) Retention Bonuses. CMTY shall pay retention bonuses on account of the Contemplated Transactions, granted in good faith reasonable amounts to be mutually agreed upon by PRFS and CMTY prior to the Effective Date, to persons designated by PRFS and approved by CMTY (which approval shall not be unreasonably withheld) not earlier than 30 days, nor later than 45 days, after the operational merger of Blue Ball and Community Banks (including the agreed upon computer system conversion).

(vii) Reorganization. Through the Closing Date, CMTY shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

(viii) Conduct of CMTY’s Business. Through the Closing Date, CMTY shall (A) use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of CMTY and others with whom business relationships exist, (B) not, directly or indirectly, enter into any agreement for the acquisition of any bank or other financial institution other than PRFS whether by merger, consolidation, reorganization, stock or asset sale, if such acquisition would constitute the acquisition of a Significant Subsidiary, (C) not take any action that, individually or in the aggregate, could result in the Merger not being consummated or otherwise materially adversely affect the ability of CMTY to consummate the Contemplated Transactions by this Agreement in a timely manner, or (D) not enter into any contract with respect to, or otherwise agree to commit to do, any of foregoing contained in clauses (B) and (C) of this Section 5.07(c)(viii).

(ix) Shareholder Approval. CMTY shall submit this Agreement and a proposal relating to the Articles Amendment to its shareholders for approval at a meeting (the “CMTY Shareholders Meeting”) with the recommendation of its Board of Directors to such shareholders (unless the CMTY Board of Directors believes in good faith, after consultation with its legal counsel, that such recommendation would violate the CMTY Board of Directors’ fiduciary duties) to approve this Agreement and the Articles Amendment. The CMTY Shareholders

Meeting shall be held not later than 45 days (subject to the effectiveness of the Registration Statement) after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing).

(x) Employment Agreements. CMTY shall offer employment agreements to Joseph C. Spada, George B. Crisp and Michael H. Peuler, effective as of the Effective Date, that are substantially similar to the employment agreements of Community Banks’ regional presidents.

(xi) Operations Center. CMTY shall relocate and integrate its principal deposit and information technology operations to and with the operations center currently operated by PRFS in Blue Ball, Pennsylvania for at least two (2) years after the Effective Date.

(xii) CMTY Board of Directors on the Effective Date. On the Effective Date, CMTY shall cause the CMTY Board of Directors to consist of fifteen (15) directors, nine (9) of whom shall be current members of the CMTY Board of Directors and six (6) of whom shall be the PRFS Nominees.

(xiii) CMTY Board of Directors after the Effective Date. From and after the Effective Date, CMTY shall not take any action, directly or indirectly, that would result in less than six (6) current members of the PRFS Board of Directors from serving as directors on the CMTY Board of Directors before the expiration of the Full Term.

ARTICLE VI-

CONDITIONS

6.01 Conditions to the Obligations of PRFS under this Agreement. The obligations of PRFS hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PRFS pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, CMTY and Community Banks, including the approval of CMTY’s shareholders, to authorize the execution, delivery and performance of this Agreement, the Bank Plan of Merger and the

Articles Amendment, respectively, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by CMTY and Community Banks, respectively, and PRFS shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of CMTY and Community Banks required by this Agreement to be performed by CMTY or Community Banks at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of CMTY set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c) Approvals of Regulatory Authorities. Procurement by PRFS and CMTY of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to PRFS or CMTY of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. CMTY shall have delivered to PRFS a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by CMTY’s counsel from state securities or authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion. PRFS shall have received an opinion of Stevens & Lee, P.C., legal counsel to PRFS, in form and substance reasonably satisfactory to PRFS, dated the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PRFS, CMTY and others.

(h) Approval by PRFS’s and CMTY’s Shareholders. This Agreement shall have been approved by the respective shareholders of PRFS and CMTY at their respective shareholders’ meetings by such vote as is required by the BCL, and the respective articles of incorporation and bylaws of PRFS and CMTY.

(i) Other Documents. PRFS shall have received such other certificates, documents or instruments from CMTY or its officers or others as PRFS shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j) Nasdaq Listing. The CMTY Common Stock, including the CMTY Common Stock to be issued in the Merger and pursuant to the Adjusted PRFS Options, shall have been authorized for quotation on Nasdaq.

(k) Articles Amendment. CMTY shall have effected the Articles Amendment.

6.02 Conditions to CMTY’s Obligations under this Agreement. The obligations of CMTY hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CMTY pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, PRFS and Blue Ball, including the approval of the shareholders of PRFS, to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by PRFS and Blue Ball, respectively, and CMTY shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations. The obligations of PRFS and Blue Ball required by this Agreement to be performed by PRFS and Blue Ball at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of PRFS set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c) Approvals of Regulatory Authorities. Procurement by CMTY and PRFS of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to CMTY or PRFS of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate. PRFS shall have delivered to CMTY a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.02 have been satisfied.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by CMTY’s counsel from state securities authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion. CMTY shall have received an opinion of Mette, Evans & Woodside, legal counsel to CMTY, in form and substance reasonably satisfactory to CMTY, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PRFS, CMTY and others.

(h) Approval by CMTY’s and PRFS’s Shareholders. This Agreement shall have been approved by the respective shareholders of CMTY and PRFS at their respective shareholders’ meetings by such vote as is required by the BCL and the respective articles of incorporation and bylaws of CMTY and PRFS.

(i) Other Documents. CMTY shall have received such other certificates documents or instruments from PRFS or its officers or others as CMTY shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions or related securities law compliance

(j) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(ii) hereof shall not result in a Material Adverse Effect on PRFS; provided, however that (i) any such environmental audit must be completed within forty-five (45) days of the date of this Agreement, (ii) a copy of any such environmental audit must be delivered to PRFS within five (5) days after the completion of such environmental audit and (iii) CMTY must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within ten (10) days of receiving the results of such environmental audit.

ARTICLE VII-

TERMINATION

7.01 Termination prior to the Closing Date. This Agreement may be terminated on or at any time

(a) By the mutual written consent of the parties hereto

(b) By CMTY or PRFS:

(i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii) If the Closing Date shall not have occurred prior to August 31, 2005 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii) If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv) If the PRFS Shareholders vote but fail to approve the Merger at the PRFS Shareholders Meeting or if the PRFS shareholders approve an Acquisition Proposal.

(c) By CMTY, if PRFS shall have breached, in any material respect, the provisions of Section 5.05 of this Agreement.

(d) By PRFS, if the CMTY shareholders vote but fail to approve the Merger at the CMTY Shareholders Meeting.

(e) Prior to the mailing of the Joint Prospectus/Proxy Statement, by PRFS, in order to concurrently enter into an agreement for an Acquisition Transaction in accordance with and following compliance with Section 5.05 of this Agreement; provided, however, that PRFS may not terminate this Agreement pursuant to this Section 7.01(e) if, after providing written notice (which written notice shall be provided before the mailing of the Joint Prospectus/Proxy Statement) to CMTY that it intends to enter into an Acquisition Transaction (the “Acquisition Transaction Notice”), CMTY delivers, within twenty-four (24) hours after receipt of such Acquisition Transaction Notice, written notice to PRFS that CMTY will require PRFS to hold a meeting of PRFS shareholders to consider the Merger (the ”Required Meeting Notice”).

(f) By PRFS, on the Determination Date, if both of the following conditions are satisfied:

(i) the CMTY Market Value as of the close of business on the Determination Date shall be less than $24.96; and

(ii) (A) the quotient obtained by dividing the CMTY Market Value as of the close of business on the Determination Date by $31.20 (such number being referred to herein as the “CMTY Ratio”) shall be less than (B) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (ii)(B).

Provided however, if PRFS elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CMTY on the Determination Date. CMTY shall have the option of increasing the consideration to be received by the holders of PRFS Common Stock by adjusting the Exchange Ratio to an amount which, when multiplied by the CMTY Market Value on the Determination Date equals $34.94. If CMTY delivers to PRFS on the Effective Date written notice that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(f).

For purposes of this Section 7.01(f), the following terms shall have the meanings indicated.

“Determination Date” shall mean the trading day immediately preceding the Effective Date.

“Index Price” on a given date shall mean the weighted average (weighted in accordance with the factors listed in the definition of “Peer Group” below) of the closing sales prices of the companies composing the Peer Group (reported as provided with respect to the CMTY Market Value).

“Peer Group” shall mean the fourteen (14) bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization. In the event that any such company or companies are removed from the Peer Group, the weights (which have been determined based upon relative market capitalization) redistributed proportionately for purposes of determining the Index Price. The fourteen (14) bank holding companies and the weights attributed to them are as follows:

Bank or Thrift Holding Companies	% Weighting
Columbia Bancorp	4.7
First Mariner Bancorp	2.0
First United Corporation	2.5
Harleysville National Corporation	13.9
Interchange Financial Services Corporation	6.4
Lakeland Bancorp, Incorporated	7.0
Omega Financial Corporation	9.0
Pennsylvania Commerce Bancorp, Inc.	3.2
Royal Bancshares of Pennsylvania, Inc.	5.7
Sandy Spring Bancorp, Inc.	10.4
Sterling Financial Corporation	12.4
Sun Bancorp, Inc.	8.1
Univest Corporation of Pennsylvania	7.6
Yardville National Bancorp	7.2
Total	100.00%

“Starting Date” shall mean the trading day immediately prior to public announcement of this Agreement.

(g) By CMTY, if PRFS fails to call, give notice of, convene or hold a meeting of shareholders to consider the Merger after CMTY has delivered a Required Meeting Notice to PRFS.

7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Section 5.02(b)(ii), this Section 7.02 and Section 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of CMTY or PRFS to the other, except for any liability of CMTY or PRFS under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII-

MISCELLANEOUS

8.01 Expenses and Other Fees.

(a) Except as set forth in Sections 8.01(b), 8.01(c), 8.01(d) and 8.01(e), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount PRFS shall be liable to CMTY for Expenses pursuant to this Section 8.01(b) shall be $500,000, and the maximum amount CMTY shall be liable to PRFS for Expenses pursuant to this Section 8.01(b) shall be $500,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c) In the event this Agreement is terminated by: (i) PRFS pursuant to Section 7.01(b)(iv) and PRFS enters into an agreement for an Acquisition Transaction within eighteen (18) months from the date hereof; (ii) CMTY pursuant to Section 7.01(c) in circumstances where both (A) PRFS shall have entered into an agreement to engage in or there has otherwise occurred an Acquisition Transaction with a party other than CMTY or any Affiliate of CMTY at any time before August 1, 2005 and (B) at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any Person (other than CMTY or any affiliate of CMTY) shall have (y) made, or disclosed an intention to make, a bona fide offer to engage in an Acquisition Transaction, or (z) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; (iii) PRFS pursuant to Section 7.01(e) and CMTY has elected not to deliver a Required Meeting Notice to PRFS; or (iv) CMTY pursuant to Section 7.01(g); then PRFS shall make a single cash payment, as liquidated damages, to CMTY in the amount of Fifteen Million Dollars ($15,000,000) (the “Termination Fee”). Any payment required under this Section 8.01(c) shall be payable by PRFS to CMTY (by wire transfer of immediately available funds to an account designated by CMTY) within two (2) Business Days after CMTY shall have become entitled thereto and shall have made demand therefor.

(d) In the event this Agreement is terminated by PRFS pursuant to 7.01(e) of this Agreement and CMTY has theretofore delivered (and PRFS has received) a Required Meeting Notice and the shareholders of PRFS do not approve the Merger, PRFS shall make a single cash payment, as liquidated damages, to CMTY in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Break-Up Fee”). Any payment required under this Section 8.01(d) shall be payable by PRFS to CMTY (by wire transfer of immediately available funds to an account designated by CMTY) within two (2) Business Days after CMTY shall have become entitled thereto and shall have made demand therefor.

(e) In the event this Agreement is terminated by (i) PRFS pursuant to Section 7.01(d) of this Agreement, CMTY shall be liable to PRFS for its Expenses up to $500,000 in the aggregate or (ii) CMTY pursuant to Section 7.01(b)(iv) of this Agreement in circumstances where the PRFS shareholders vote but fail to approve the Merger and the PRFS shareholders do not approve an Acquisition Proposal, PRFS shall be liable to CMTY for its Expenses up to $500,000 in the aggregate.

(f) Notwithstanding anything set forth in this Agreement to the contrary, if PRFS pays or causes to be paid to CMTY the Termination Fee or the Break-Up Fee, the Termination Fee or the Break-Up Fee, as applicable, shall be the sole and exclusive remedy of CMTY hereunder and PRFS will not have any further obligations or liabilities to CMTY with respect to this Agreement or the Contemplated Transactions, except that CMTY shall have the right to enforce the provisions of Section 5.02(c) and the Confidentiality Agreement.

8.02 Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), 1.02(e), 2.06, 2.07, and 5.07(c) (i), (ii), (iii), (iv), (v), (vi), (xi), (xii) and (xiii) shall survive the Closing.

8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a) amend this Agreement;

(b) extend the time for the performance of any of the obligations or other acts of either party hereto;

(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04 Entire Agreement.

(a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, except that: any PRFS Nominee may enforce Sections 1.02(e) and 5.07(c)(iii) and any Indemnified Party may enforce Section 5.07(c)(v).

8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a) If to CMTY or Community Banks, to:

Community Banks, Inc.

750 East Park Drive

Harrisburg, Pennsylvania 17111

Attention: Eddie L. Dunklebarger, Chairman, President and CEO

Telecopy No.: 717-920-1683

with copy to:

James A. Ulsh, Esquire

Timothy A. Hoy, Esquire

Mette, Evans & Woodside

P.O. Box 5950

3401 North Front Street

Harrisburg, Pennsylvania 17110-0950

Telecopy No.: 717-236-1816

(b) If to PRFS, to:

PennRock Financial Services Corp.

1060 Main St.

Blue Ball, Pennsylvania 17506

Attention: Melvin Pankuch, Executive Vice President and CEO

Telecopy No.:

with a copy to:

Clinton W. Kemp, Esquire

Stevens & Lee, P.C.

25 North Queen Street, Suite 602

P.O. Box 1594

Lancaster, PA 17608-1594 (17603 for courier)

Telecopy No.: 610-236-4177

8.07 Disclosure Schedules. Information contained on either the PRFS Disclosure Schedules or the CMTY Disclosure Schedules shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08 Tax Disclosure. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

8.09 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania and applicable laws of the United States of America.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

COMMUNITY BANKS, INC.		Attest:

By:	/s/ Eddie L. Dunklebarger	/s/ Patricia E. Hoch
	Eddie L. Dunklebarger	Patricia E. Hoch, Senior VP and Secretary
Chairman, President and CEO

PENNROCK FINANCIAL SERVICES CORP.		Attest:

By:	/s/ Melvin Pankuch	/s/ Robert K. Weaver
	Melvin Pankuch, Executive Vice President and CEO	Robert K. Weaver, Secretary of the Board

Exhibit 1

Form of Letter Agreement

, 2004

Community Banks, Inc.

750 East Park Drive

Harrisburg, PA 17111

Ladies and Gentlemen:

Community Banks, Inc. (“CMTY”) and PennRock Financial Services Corp. (“PRFS”) are considering entering into an Agreement (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein: (a) CMTY will acquire PRFS by a merger of PRFS with and into CMTY; (b) shareholders of PRFS will receive shares of CMTY common stock and/or cash in exchange for their shares of PRFS common stock owned on the closing date; and (c) option holders of PRFS will receive stock options exercisable for common stock of CMTY in exchange for options exercisable for common stock of PRFS outstanding on the closing date (the foregoing, collectively, the “Transactions”).

I have been advised that I may be deemed to be an “affiliate” of PRFS for purposes of certain rules issued by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

I understand that CMTY is requiring, as a condition to its execution and delivery to PRFS of the Agreement, that I execute and deliver to CMTY this Letter Agreement. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1. I agree to vote or cause to be voted for approval of the Merger Agreement all shares of PRFS common stock over which I exercise sole or shared voting power as of the record date of the PRFS shareholder meeting at which the Merger Agreement will be presented for approval.

2. Through the conclusion of the Transactions, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of PRFS common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of PRFS common stock. Notwithstanding the foregoing: (i) I shall have the right to sell on or before December 31, 2004 any shares that I have acquired on or before such date pursuant to the exercise of an incentive or non-qualified stock option, and (ii) after the record date for the approval of the Transactions, I have the right to make gifts of any shares of my PRFS common stock, or any options that I hold to acquire PRFS common stock to the extent gifts are permitted by any applicable option plan.

3. I agree, if I am an option holder, to exchange my options to acquire shares of common stock of PRFS for options to acquire such number of shares of common stock of CMTY, and at such per share exercise price, as is provided in Section 2.06 of the Agreement, and otherwise on the same terms and conditions as the exchanged PRFS options (unless I shall have exercised any such option prior to the Transactions).

4. I have sole or shared voting power over the number of shares of PRFS common stock, and hold stock options for the number of shares of PRFS common stock, if any, set forth below opposite my signature line. CMTY recognizes that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

5. I agree not to offer, sell, transfer or otherwise dispose of any shares of CMTY common stock received pursuant to the Transactions, except:

(a) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”), covering sales of such CMTY common stock is effective and a prospectus is made available under the Securities Act;

(b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act (“Rule 145”); or

(c) in a transaction which, in an opinion of counsel satisfactory to CMTY or as described in a “no-action” or interpretive letter from the staff of the SEC (a “No Action Letter”), is not required to be registered under the Securities Act;

and I acknowledge and agree that CMTY is under no obligation to register the sale, transfer or other disposition of CMTY common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

6. CMTY shall take all steps necessary to ensure that CMTY is in compliance with all those requirements of Rule 145 and Rule 144 with which CMTY must comply in order for the resale provisions of Rule 145(d) to be available to me.

7. I agree that CMTY shall not be bound by any attempted sale of any shares of CMTY common stock acquired by me pursuant to the Transactions, and CMTY’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that the certificate representing shares of CMTY common stock acquired by me pursuant to the Transactions by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement, stating in substance as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (C) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The undersigned understands and hereby further acknowledges that the legend set forth above will be removed from any such certificate (by delivery of a substitute certificate without such legend) and CMTY will instruct its transfer agent to remove such legend from any such certificate, if the undersigned delivers to CMTY (i) satisfactory written evidence that the shares of CMTY common stock represented by any such certificate have been sold in compliance with Rule 145(d) (as such rule may be hereafter amended) (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a No Action Letter, or (iii) an opinion of counsel, in form and substance reasonably satisfactory to CMTY, to the effect that public sale of shares represented by such certificate by the holder thereof is no longer subject to the restrictions imposed by Rule 145.

8. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of CMTY common stock to be received in the Transactions.

9. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

I am signing this Letter Agreement in my capacity as a shareholder of PRFS, and as an option holder if I am an option holder, and not in any other capacity (including as a director). This Letter Agreement shall be effective upon acceptance by CMTY.

Execution of this Agreement by the undersigned is not an admission by the undersigned that he or she is an “affiliate” for purposes of the Rule 145 of the Securities Act.

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to CMTY’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Name:
Witness

Number of shares held:
Sole voting power:	______________

Shared voting power:	______________

Number of shares subject
to stock options:	______________

Number of pledged shares:	______________

Accepted:
COMMUNITY BANKS, INC.

By:
Name:	Eddie L. Dunklebarger
Title:	Chairman, President and CEO

Exhibit 1.03

Form of Bank Plan of Merger

THIS BANK PLAN OF MERGER (“Bank Plan of Merger”) dated November 16, 2004, is by and between COMMUNITY BANKS, a Pennsylvania bank and trust company (“Community Banks”) and BLUE BALL NATIONAL BANK, a national banking association (“Blue Ball”).

BACKGROUND

A. Community Banks is a wholly-owned subsidiary of Community Banks, Inc., a Pennsylvania corporation (“CMTY”).

B. Blue Ball is a wholly-owned subsidiary of PennRock Financial Services Corp., a Pennsylvania corporation (“PRFS”).

C. CMTY and PRFS have executed an Agreement dated November 16, 2004 (the “Agreement”). The Agreement provides for the merger of Blue Ball with and into Community Banks, with Community Banks surviving such merger, but only after closing of the “Merger” provided for in the Agreement. After closing of the “Merger,” Community Banks and Blue Ball will each be direct wholly-owned subsidiaries of CMTY. This Bank Plan of Merger is being executed by Community Banks and Blue Ball pursuant to the Agreement.

D. Capitalized terms used in this Bank Plan of Merger that are not otherwise defined herein shall have the meanings given them in the Agreement.

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, Community Banks and Blue Ball, intending to be legally bound hereby, agree:

ARTICLE I - MERGER

Subject to the terms and conditions of this Bank Plan of Merger, and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof):

(a) Blue Ball shall merge with and into Community Banks, under the charter of Community Banks;

(b) the separate existence of Blue Ball shall cease; and

(c) Community Banks shall be the surviving bank.

Such transaction is referred to herein as the “Bank Merger,” and Community Banks, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”

ARTICLE II - NAME AND BUSINESS OF BANK

The name of the Surviving Bank shall be Community Banks. The business of the Surviving Bank shall be that of a state, non-member bank with trust powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 Market Square, Millersburg, Pennsylvania, and its legally established branches and other facilities.

ARTICLE III - ARTICLES OF ASSOCIATION AND BYLAWS

3.1 Articles of Incorporation. On and after the Effective Date, the articles of Community Banks, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation of the Surviving Bank, until changed in accordance with applicable law, such articles of incorporation, and the Surviving Bank’s bylaws.

3.2 Bylaws. On and after the Effective Date, the bylaws of Community Banks, as in effect immediately prior to the Effective Date, shall automatically be and remain the bylaws of the Surviving Bank, until changed in accordance with applicable law, the Surviving Bank’s articles of association, and such bylaws.

ARTICLE IV - BOARD OF DIRECTORS AND OFFICERS

4.1 Board of Directors. On and after the Effective Date, (a) the directors of Community Banks duly elected and holding office immediately prior to the Effective Date and (b) those members of the Board of Directors of PRFS as of the Effective Date who are not PRFS Nominees shall be the directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of the Surviving Bank.

4.2 Officers. On and after the Effective Date, the officers of Community Banks duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank, together with those officers of Blue Ball who have been offered and who have accepted positions of employment with Community Banks, and such other officers as may be appointed from time to time, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of the Surviving Bank.

ARTICLE V - CONVERSION OF SHARES

5.1 Community Banks Capital Stock. Each share of Community Banks capital stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.

5.2 Blue Ball Capital Stock. Each share of Blue Ball capital stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE VI - EFFECTIVE DATE OF THE MERGER

The Bank Merger shall be effective at the time specified in the articles of merger filed with the Department of Banking of the Commonwealth of Pennsylvania (the “Effective Date”).

ARTICLE VII - EFFECT OF THE MERGER

On the Effective Date the separate existence of Blue Ball shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of Blue Ball shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VIII - CONDITIONS PRECEDENT

The obligations of Community Banks and Blue Ball to effect the Bank Merger shall be subject to closing of the “Merger” provided for in the Agreement.

ARTICLE IX - TERMINATION

This Bank Plan of Merger shall terminate automatically upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Bank Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE X - AMENDMENT

This Bank Plan of Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE XI - MISCELLANEOUS

11.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Bank Plan of Merger.

11.2 Notices. Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 8.06 of the Agreement.

11.3 Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Bank Plan of Merger.

11.4 Counterparts. For the convenience of the parties hereto, this Bank Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

11.5 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with applicable laws of the United States of America and in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, Community Banks and Blue Ball National Bank have caused this Bank Plan of Merger to be executed by their duly authorized officers on the date first written above, each pursuant to a resolution of its board of directors, acting by a majority.

COMMUNITY BANKS		Attest:

By:		By:
	Eddie L. Dunklebarger Chairman, President and CEO	Patricia E. Hoch, Senior VP and Secretary

BLUE BALL NATIONAL BANK		Attest:

By:
	Melvin Pankuch, President and CEO	Robert K. Weaver, Secretary